Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264238

PROSPECTUS SUPPLEMENT NO. 20

(To the Prospectus dated May 13, 2022)

Up to 21,320,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 57,538,996 Shares of Common Stock

Up to 7,520,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated May 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264238). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 21,320,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 7,520,000 shares of Common Stock issuable upon the exercise of 7,520,000 warrants (the “Private Warrants”) originally issued in a private placement to CITIC Capital Acquisition Corp. (“CCAC”) in connection with the initial public offering of CCAC and (ii) 13,800,000 shares of Common Stock issuable upon the exercise of 13,800,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of CCAC.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 57,538,996 shares of Common Stock consisting of (a) 3,695,000 shares of Common Stock purchased by subscripts for $10.00 per share in a private placement pursuant to subscription agreements entered into in connection with the Business Combination (as defined in the Prospectus), (b) 7,520,000 shares of Common Stock issuable upon exercise of the Private Warrants which have an exercise price equal to $11.50 per share, (c) 6,900,000 shares of Common Stock originally issued to CCAC for approximately $0.004 per share, (d) 34,422,480 shares of Common Stock issued in connection with the Business Combination (as defined in the Prospectus) as merger consideration at an acquiror share value of $10.00 per share, (e) 197,875 shares held by Tomoyuki Izuhara pursuant to the exercise of options to purchase Common Stock at exercise prices ranging from $0.36 to $4.29 per share, and (f) 4,803,641 shares of Common Stock issued pursuant to the Share Issuance Agreements (as defined in the Prospectus), at a deemed per share price of $1.9841, and (ii) up to 7,520,000 Private Warrants.

The common stock and Warrants were listed on the New York Stock Exchange (“NYSE”) under the symbols “QNGY” and “QNGY WS,” respectively. Trading in these securities was suspended on the NYSE after market close on November 8, 2022 and the NYSE filed a Form 25 with the SEC to delist the securities on April 5, 2023. The common stock and Warrants currently trade exclusively on the OTC Pink Marketplace under the symbols “QNGYQ” and “QNGWQ”, respectively. On June 23, 2023, the last reported sales price of our common stock on the over-the-counter market was $0.04 per share and the last reported sales price of our Warrants was $0.001 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 26, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2023

Quanergy Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39222	88-0535845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o SierraConstellation Partners, LLC 355 S. Grand Avenue, Suite 1450
Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 408 245-9500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGYQ	N/A
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $230.00 per share	QNGWQ	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2022, on December 13, 2022, Quanergy Systems, Inc. (the “Company”) filed a voluntary petition (Case No. 22-11305) for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (such court, the “Bankruptcy Court” and such case, the “Case”).

On June 20, 2023, the Company filed its monthly operating report with the United States Bankruptcy Court for the period beginning May 01, 2023 and ending May 31, 2023 (the “Monthly Operating Report”). The Monthly Operating Report is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Note Regarding the Monthly Operating Report

The Company cautions investors and potential investors not to place undue reliance upon the information contained in the Monthly Operating Report, which was not prepared for the purpose of providing the basis for an investment decision relating to any Company securities. The Monthly Operating Report is limited in scope and has been prepared solely for the purpose of complying with requirements of the Bankruptcy Court. The Monthly Operating Report was not reviewed by independent accountants, is in a format prescribed by applicable bankruptcy laws, and is subject to future adjustment. The financial information in the Monthly Operating Report is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and, therefore, may exclude items required by GAAP, such as certain reclassifications, eliminations, accruals, valuations and disclosures. The Monthly Operating Report also relates to a period that is different from the historical periods required in the Company’s reports pursuant to the Securities Exchange Act of 1934, as amended.

Cautionary Note Regarding Trading in the Company’s Securities

The Company cautions that trading in the Company’s securities during the pendency of the Case is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities in the Case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “project,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements, including statements regarding the anticipated process for the approval of, and solicitation of votes for, the Purchase Agreement and the Asset Sale. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: risks and uncertainties associated with the Case; the risk that the Company will likely not be able to continue as a going concern and holders of its common stock could suffer a total loss of their investment; risk related to trading in the Company’s common stock and warrants during the pendency of the Case, which is highly speculative and poses substantial risks; the risk that the Company’s equity securities will be canceled or that holders of such equity will not receive any distribution with respect to, or be able to recover any portion of, their investments; the risk that if the Company is not able to obtain confirmation of a Plan, it could be required to liquidate under Chapter 7 of the Bankruptcy Code; changes in domestic and foreign business, market, financial, political and legal conditions; the overall level of consumer demand for the Company’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company’s customers; the Company’s ability to implement its business strategy; changes in governmental regulation, the Company’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s suppliers and the impact of supply chain constraints, as well as consumer demand for its products; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, the Company’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; the Company’s ability to utilize potential net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; and other risks and uncertainties indicated in the Company’s filings with the SEC, including under the “Risk Factors” heading of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views only as of the date of this press release. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Monthly Operating Report, for the period covering May 01, 2023 through May 31, 2023, filed with the United States Bankruptcy Court for the District of Delaware.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANERGY SYSTEMS, INC.

Dated: June 23, 2023	By:	/s/ Patrick Archambault
Patrick Archambault
Chief Financial Officer

Exhibit 99.1

UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE Clear All Fields Save In Re. Quanergy Systems, Inc. § Case No. 22-11305 Debtor(s) Jointly Administered Monthly Operating Report Chapter 11 Reporting Period Ended: 05/31/2023 Petition Date: 12/13/2022 Months Pending: 6 Industry Classification: 5 4 1 4 Reporting Method: Accrual Basis Cash Basis Debtor’s Full-Time Employees (current): 0 Debtor’s Full-Time Employees (as of date of order for relief): 87 Supporting Documentation (check all that are attached): (For jointly administered debtors, any required schedules must be provided on a non-consolidated basis for each debtor) Statement of cash receipts and disbursements Balance sheet containing the summary and detail of the assets, liabilities and equity (net worth) or deficit Statement of operations (profit or loss statement) Accounts receivable aging Postpetition liabilities aging Statement of capital assets Schedule of payments to professionals Schedule of payments to insiders All bank statements and bank reconciliations for the reporting period Description of the assets sold or transferred and the terms of the sale or transfer /s/ Shane Reil Signature of Responsible Party Printed Name of Responsible Party 06/20/2023 Date Rodney Square 1000 N. King Street, Wilmington, Delaware 19801 Address STATEMENT: This Periodic Report is associated with an open bankruptcy case; therefore, Paperwork Reduction Act exemption 5 C.F.R. § 1320.4(a)(2) applies. UST Form 11-MOR (12/01/2021) 1

Debtor’s Name Quanergy Systems, Inc. Case No. Save 22-11305 Part 1: Cash Receipts and Disbursements Current Month Cumulative a. Cash balance beginning of month $6,774,211 b. Total receipts (net of transfers between accounts) $208,309 $5,025,800 c. Total disbursements (net of transfers between accounts) $132,555 $7,277,687 d. Cash balance end of month (a+b-c) $6,849,965 e. Disbursements made by third party for the benefit of the estate $0 $0 f. Total disbursements for quarterly fee calculation (c+e) $132,555 $7,277,687 Part 2: Asset and Liability Status (Not generally applicable to Individual Debtors. See Instructions.) Current Month a. Accounts receivable (total net of allowance) $596,966 b. Accounts receivable over 90 days outstanding (net of allowance) $572,966 c. Inventory (Book Market Other (attach explanation)) $0 d Total current assets $12,015,991 e. Total assets $12,723,178 f. Postpetition payables (excluding taxes) $105,643 g. Postpetition payables past due (excluding taxes) $0 h. Postpetition taxes payable $0 i. Postpetition taxes past due $0 j. Total postpetition debt (f+h) $105,643 k. Prepetition secured debt $0 1. Prepetition priority debt $3,794 m. Prepetition unsecured debt $32,610,273 n. Total liabilities (debt) (j+k+l+m) $32,719,710 o. Ending equity/net worth (e-n) $-19,996,532 Part 3: Assets Sold or Transferred Current Month Cumulative a. Total cash sales price for assets sold/transferred outside the ordinary course of business $0 $3,150,000 b. Total payments to third parties incident to assets being sold/transferred outside the ordinary course of business $0 $625,000 c. Net cash proceeds from assets sold/transferred outside the ordinary course of business (a-b) $0 $2,525,000 Part 4: Income Statement (Statement of Operations) (Not generally applicable to Individual Debtors. See Instructions.) Current Month Cumulative a. Gross income/sales (net of returns and allowances) $0 b. Cost of goods sold (inclusive of depreciation, if applicable) $0 c. Gross profit (a-b) $0 d. Selling expenses $1,859 e. General and administrative expenses $244,622 f. Other expenses $0 g. Depreciation and/or amortization (not included in 4b) $0 h. Interest $0 i. Taxes (local, state, and federal) $0 j. Reorganization items $449,820 k. Profit (loss) $-696,301 $-33,463,848 UST Form 11-MOR (12/01/2021)

Debtor’s Name Quanergy Systems, Inc. Save Case No. 22-11305 Part 5: Professional Fees and Expenses Approved Current Month Approved Cumulative Paid Current Month Paid Cumulative a. Debtor’s professional fees & expenses (bankruptcy) Aggregate Total $0 $2,049,849 $0 $1,691,092 Itemized Breakdown by Firm Add Firm Name Role Delete i Raymond James Financial Professional $0 $250,000 $0 $250,000 Delete ii Cooley LLP Lead Counsel $0 $753,219 $0 $602,993 Delete iii Young Conaway Stargatt Taylo Co-Counsel $0 $482,278 $0 $388,807 Delete iv FTI Financial Professional $0 $556,113 $0 $444,891 Delete v Stretto Other $0 $8,239 $0 $4,401 Delete vi Other $0 $0 $0 $0 Approved Current Month Approved Cumulative Paid Current Month Paid Cumulative b. Debtor’s professional fees & expenses (nonbankruptcy) Aggregate Total Itemized Breakdown by Firm Add Firm Name Role c. All professional fees and expenses (debtor & committees) Part 6: Postpetition Taxes Current Month Cumulative a. Postpetition income taxes accrued (local, state, and federal) $0 $0 b. Postpetition income taxes paid (local, state, and federal) $0 $0 c. Postpetition employer payroll taxes accrued $0 $0 d. Postpetition employer payroll taxes paid $0 $353,308 e. Postpetition property taxes paid $0 $0 f. Postpetition other taxes accrued (local, state, and federal) $0 $0 g. Postpetition other taxes paid (local, state, and federal) $0 $0 Part 7: Questionnaire - During this reporting period: a. Were any payments made on prepetition debt? (if yes, see Instructions) Yes No b. Were any payments made outside the ordinary course of business without court approval? (if yes, see Instructions) Yes No c. Were any payments made to or on behalf of insiders? Yes No d. Are you current on postpetition tax return filings? Yes No e. Are you current on postpetition estimated tax payments? Yes No f. Were all trust fund taxes remitted on a current basis? Yes No g. Was there any postpetition borrowing, other than trade credit? (if yes, see Instructions) Yes No h. Were all payments made to or on behalf of professionals approved by the court? Yes No N/A UST Form 11-MOR (12/01/2021) 3

Debtor’s Name Quanergy Systems, Inc. Save Case No. 22-11305 i. Do you have: Worker’s compensation insurance? Yes No If yes, are your premiums current? Yes No N/A (if no, see Instructions) Casualty/property insurance? Yes No If yes, are your premiums current? Yes No N/A (if no, see Instructions) General liability insurance? Yes No If yes, are your premiums current? Yes No N/A (if no, see Instructions) j. Has a plan of reorganization been filed with the court? Yes No k. Has a disclosure statement been filed with the court? Yes No 1. Are you current with quarterly U.S. Trustee fees as set forth under 28 U.S.C. § 1930? Yes No Part 8: Individual Chapter 11 Debtors (Only) a. Gross income (receipts) from salary and wages $0 b. Gross income (receipts) from self-employment $0 c. Gross income from all other sources $0 d. Total income in the reporting period (a+b+c) $0 e. Payroll deductions $0 f. Self-employment related expenses $0 g. Living expenses $0 h. All other expenses $0 i. Total expenses in the reporting period (e+f+g+h) $0 j. Difference between total income and total expenses (d-i) $0 k. List the total amount of all postpetition debts that are past due $0 1. Are you required to pay any Domestic Support Obligations as defined by 11 U.S.C § 101(14A)? Yes No m. If yes, have you made all Domestic Support Obligation payments? Yes No N/A UST Form 11-MOR (12/01/2021) 4

Debtor’s Name Quanergy Systems, Inc. Save Case No. 22-11305 Privacy Act Statement 28 U.S.C. § 589b authorizes the collection of this information, and provision of this information is mandatory under 11 U.S.C. §§ 704, 1106, and 1107. The United States Trustee will use this information to calculate statutory fee assessments under 28 U.S.C. § 1930(a)(6). The United States Trustee will also use this information to evaluate a chapter 11 debtor’s progress through the bankruptcy system, including the likelihood of a plan of reorganization being confirmed and whether the case is being prosecuted in good faith. This information may be disclosed to a bankruptcy trustee or examiner when the information is needed to perform the trustee’s or examiner’s duties or to the appropriate federal, state, local, regulatory, tribal, or foreign law enforcement agency when the information indicates a violation or potential violation of law. Other disclosures may be made for routine purposes. For a discussion of the types of routine disclosures that may be made, you may consult the Executive Office for United States Trustee’s systems of records notice, UST-001, “Bankruptcy Case Files and Associated Records.” See 71 Fed. Reg. 59,818 et seq. (Oct. 11, 2006). A copy of the notice may be obtained at the following link: http:// www.justice.gov/ust/eo/rules_regulations/index.htm. Failure to provide this information could result in the dismissal or conversion of your bankruptcy case or other action by the United States Trustee. 11 U.S.C. § 1112(b)(4)(F). I declare under penalty of perjury that the foregoing Monthly Operating Report and its supporting documentation are true and correct and that I have been authorized to sign this report on behalf of the estate. /s/ Lawrence Perkins Signature of Responsible Party Printed Name of Responsible Party 06/20/2023 Date Chief Restructuring Officer Title Save Generate PDF for Court Filing and Remove Watermark UST Form 11-MOR (12/01/2021) 5

THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

QUANERGY SYSTEMS, INC.,[1]	Case No. 22-11305 (CTG)
Debtor.

NOTES TO MONTHLY OPERATING REPORT

On December 13, 2022 (the “Petition Date”), the above-captioned debtor and debtor in possession (the “Debtor”) filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Please be advised that the accompanying monthly operating report and the exhibits thereto (the “MOR”) are unaudited, preliminary, and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects.

The MOR is limited in scope, covers a limited time period, and has been prepared solely for the purpose of complying with the reporting requirements of the Bankruptcy Code and the United States Trustee. The unaudited financial statements have been derived from the Debtor’s books and records. The MOR generally reflects the operations and financial position of the Debtor on a consolidated basis with non-Debtor Quanergy Perception Technologies, Inc. The information presented herein has not been subjected to all procedures that would typically be applied to financial information presented in accordance with U.S. GAAP. Upon the application of such procedures, the financial information could be subject to changes, and these changes could be material. The information furnished in the MOR includes normal recurring adjustments, but does not include all of the adjustments that would typically be made for interim financial statements in accordance with U.S. GAAP.

Given the complexity of the Debtor’s business, inadvertent errors, omissions or over-inclusions may have occurred. Accordingly, the Debtor hereby reserves the right to amend or supplement the MOR, if necessary, but shall be under no obligation to do so.

[1]

The Debtor and the last four digits of its taxpayer identification number are: Quanergy Systems, Inc. (5845). The Debtor’s mailing address for purposes of the Chapter 11 Case is c/o SierraConstellation Partners, LLC 355 S. Grand Avenue Suite 1450 Los Angeles, CA 90071.

Quanergy Systems, Inc.

Exhibits to the May MOR

For the period May 1, 2023 through May 31, 2023

Page #	Table of Contents
3	Statement of Cash Receipts and Disbursements
4	Balance Sheet for period ending May 31, 2023
5	Statement of Operations
6	Accounts Receivable as of May 31, 2023
7	Post-petition Accounts Payable as of May 31, 2023
8	Bank Reconciliation
9	Payments Made on Pre-Petition Debt as of May 31, 2023
10	Payments to Insiders
11	Payments to Professionals as of May 31, 2023

Quanergy Systems, Inc.

Statement of Cash Receipts and Disbursements

($ in USD)

5/1-5/31
Beginning Cash Balance	$6,774,211

Receipts
Collections	$208,309

Total Receipts	$208,309

Operating Disbursements
Prefunded NewCo Payments	$6,341
AP	84,089

Total Operating Disbursements	$90,430

Operating Cash Flow	$117,879

Restructuring Related
Professional fees	$—
UST Fees	42,125

Total Restructuring Related	$42,125

Net Cash Flow	$75,754

Ending Cash Balance	$6,849,965

Quanergy Systems, Inc.

Balance Sheet for period ending May 31, 2023

($ in USD)

5/31/2023
Assets
Current assets:
Cash and cash equivalents	$6,849,965
Restricted cash	70,000
Accounts receivable, net of allowance for doubtful accounts	596,966
Prepaid business insurance and D&O	3,770,965
Inventory	—
Sensata Warrants (1)	—
Prepaid expenses and other current assets	728,095

Total current assets	$12,015,991

Property and equipment, net	$—
Operating lease assets	478,156
Other long-term assets	229,031

Total assets	$12,723,178

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$6,249,032
Accrued expenses	1,626,724
Accrued liabilities	9,897,864
Accrued liabilities (Post petition)	105,643
Professional fees (Post petition)	3,724,584
Other current liabilities	893,323

Total current liabilities	$22,497,170

Operating lease liabilities	$478,156
Other long-term liabilities	9,744,384

Total liabilities	$32,719,710

Total Stockholders’ equity	$(19,996,532)

Total liabilities and stockholders’ equity	$12,723,178

Quanergy Systems, Inc.

Statement of Operations

($ in USD)

5/1 - 5/31
Revenue	$—
Cost of Sales	—

Gross Margin	$—

Selling expenses	$1,859
General and administrative	244,622
Restructuring expenses	449,820

Income (loss) from operations	$(696,301)

Other income:
Interest income	$—
Loss on Asset Sale	—

Income (loss) before income taxes	$(696,301)

Income tax	$—

Net Income (loss)	$(696,301)

Quanergy Systems, Inc.

Accounts Receivable as of May 31, 2023

($ in USD)

5/31/2023
Accounts Receivable Reconciliation
Total Accounts Receivable at the beginning of the reporting period	$1,066,895
+ Amounts billed during the period	—
- Amounts collected during the period	(208,309)

Total Accounts Receivable at the end of the reporting period	$858,586

5/31/2023
Accounts Receivable Aging
Current	$—
1-30 Days Past Due	—
31-60 Days Past Due	—
61-90 Days Past Due	24,000
91+ Days Past Due	834,586

Total	$858,586

Quanergy Systems, Inc.

Post-petition Accounts Payable Aging as of May 31, 2023

($ in USD)

5/31/2023
Current	$—
1-30 Days Past Due	—
31-60 Days Past Due	—
61-90 Days Past Due	—

Total	$—

Quanergy Systems, Inc.

Bank Reconciliation

($ in USD)

Silicon Valley Bank x2011

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x2011	Silicon Valley Bank	$2,422,041	$2,785	$2,424,826

Adjustments Breakout
Check #12621			$2,785

Total Adjustments			$2,785

The positive $2,785 adjustment was made due to bank credit.

Silicon Valley Bank x4224
Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x4224	Silicon Valley Bank	$70,000	$—	$70,000

Silicon Valley Bank x1506
Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1506	Silicon Valley Bank	$4,417,140	$—	$4,417,140

Silicon Valley Bank x1498
Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1498	Silicon Valley Bank	$8,000	$—	$8,000

Silicon Valley Bank x2927
Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x2927	Silicon Valley Bank	$—	$—	$—

Silicon Valley Bank x1679
Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1679	Silicon Valley Bank	$—	$—	$—

Quanergy Systems, Inc.

Payments Made on Pre-Petition Debt as of May 31, 2023

($ in USD)

Payee Name	Date	Amount	Description
$—

Total		$—

Quanergy Systems, Inc.

Payments to Insiders (5/1/2023 - 5/31/2023)

($ in USD)

as of	Description	Amount
5/31/2023	Salary, benefits & consulting	$24,167

Quanergy Systems, Inc.

Payments to Professionals as of May 31, 2023

($ in USD)

Professional Firm	Date	Amount	Description
$—